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                                  EXHIBIT 21.1


                              WASTE RECOVERY, INC.

                         SUBSIDIARIES OF THE REGISTRANT


Domino Salvage, Tire Division, Inc. (incorporated in Pennsylvania)

Waste Recovery - Illinois, L.L.C. (an Illinois limited liability company), a subsidiary of Domino Salvage, Tire Division, Inc. and the Registrant

New U.S. Tire Recycling Corp. (incorporated in Texas)

U.S. Tire Recycling Partners, L.P. (a Delaware limited partnership), a subsidiary of New U.S. Tire Recycling Corp. and the Registrant

Tirus Associates, L.L.C. (a New York limited liability company), a subsidiary of New U.S. Tire Recycling Corp. and the Registrant